EXHIBIT 5.1

MELTZER, LIPPE, GOLDSTEIN & BREITSTONE, LLP
190 Willis Avenue
Mineola, New York 11051

November 2, 2006

Division of Corporate Finance

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, NW

Washington, D.C. 20549

Re:	Hauppauge Digital Inc. - Employee Stock Purchase Plan

Gentlemen:

We have acted as counsel for Hauppauge Digital Inc., a Delaware corporation (hereinafter called the “Company”) in connection with the proposed issue and sale by the Company of a maximum of 420,000 shares of Common Stock subject to the provisions of the Company’s Employee Stock Purchase Plan (the “Plan”). As counsel to the Company, we have examined minutes of the Company, together with copies of its Articles of Incorporation and By-Laws. We have also examined the Plan and the registration statement on Form S-8 to be filed with the Securities and Exchange Commission. In addition, we have examined such other documents and made such inquiries as we deem pertinent. We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Securities Act of 1933 as amended and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

Based upon the foregoing, we are of the opinion that upon the issuance of the shares of Common Stock in accordance with terms of the Plan, the shares of Common Stock will be validly issued, fully paid and non-assessable, assuming no change occurs in the applicable law or the pertinent facts and the pertinent provisions of such blue sky laws as may be applicable have been complied with.

This opinion is limited solely to the Delaware General Corporation Law.

Very truly yours,

/s/ Meltzer, Lippe, Goldstein & Breitstone, LLP
Meltzer, Lippe, Goldstein & Breitstone, LLP

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